UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SD
Specialized Disclosure Report
ICHOR HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	001-37961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3185 Laurelview Ct. Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

Greg Swyt	(510) 897-5200
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 26, 2025.

SECTION 1 – CONFLICT MINERALS DISCLOSURE
Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
This Specialized Disclosure Report on Form SD of Ichor Holdings, Ltd. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2025 to December 31, 2025. A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD and is publicly available on the Company’s website at ir.ichorsystems.com.
Item 1.02 Exhibit
A copy of the Company’s Conflict Minerals Report as required by Item 1.01 is filed as Exhibit 1.01 hereto.
SECTION 2 – RESOURCE EXTRACTION ISSUER DISCLOSURE
Item 2.01 Resource Extraction Issuer Disclosure and Report
Not applicable.
SECTION 3 – EXHIBITS
Item 3.01 Exhibits
The following exhibit is filed as part of this report:

Exhibit Number	Description
1.01	Conflict Minerals Report of Ichor Holdings, Ltd.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ICHOR HOLDINGS, LTD.

Date: May 29, 2026	/s/ Greg Swyt
Name: Greg Swyt
Title: Chief Financial Officer